CONSENT OF INDEPENDENT ACCOUNTANTS

      We consent to the incorporation by reference in the registration statement of Celerity Systems, Inc. on Form S-8 (File No. 333-63795) of our report dated February 26, 1999, which report includes an explanatory paragraph regarding substantial doubt about Celerity Systems, Inc.'s ability to continue as a going concern, on our audits of the financial statements of Celerity Systems, Inc. as of December 31, 1997 and 1998 and for each of the two years then ended December 31, 1998, which report is included in this Annual Report on Form 10-KSB.


                                        PricewaterhouseCoopers LLP

Knoxville, Tennessee
April 14, 1999